Exhibit 99.1

Legal Opinion

To Millennium Group International Holdings Limited

October 21, 2022

Dear Sir/Madam:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, for the purpose of this legal opinion (this “Opinion”), excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and are qualified to issue this Opinion on the PRC Laws (as defined below).

We act as the PRC counsel to Millennium Group International Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (a) the proposed initial public offering (the “Offering”) by the Company of certain ordinary shares of par value US$ 0.002 per share of the Company (“Ordinary Shares”, the “Offered Securities”), in accordance with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the Company’s proposed listing of the Offered Securities on the NASDAQ Capital Market ((a) and (b) above collectively, the “Transaction”).

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC Governmental Agencies or officers of the Company (“Documents”).

The following terms as used in this Opinion are defined as follows:

“Governmental Agencies”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.
“Governmental Authorization”

means any approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agencies pursuant to any PRC Laws.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.
"M&A Rules"

means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission ("CSRC") and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and amended on June 22, 2009.

"SAFE Rules"

means the Circular on Issues relating to the Administration of Foreign Exchange in Fund-Raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies issued by the State Administration of Foreign Exchange of the PRC ("SAFE") on July 4, 2014 and related rules and regulations.

“PRC Subsidiaries”	mean any and all PRC Subsidiaries as listed in Schedule I hereto. “PRC Subsidiary” shall be construed accordingly.
"Measures for Cybersecurity Review"	means the Measures for Cybersecurity Review published by the Cyberspace Administration of China ("CAC"), jointly with the relevant authorities on December 28, 2021, and took effect on February 15, 2022.
“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

In examination of the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

(a)	the genuineness of all the signatures, seals and chops;

(b)	the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(c)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(d)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(e)	that all information (including factual statements) provided to us by the Company in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(f)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(g)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(h)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Governmental Agencies by lawful means; and

(i)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

I. Opinions

Based upon and subject to the foregoing and the disclosures contained in the Prospectus and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1) M&A Rules. To our best knowledge after due and reasonable inquiries, the approval of the CSRC is not required in connection with the Transactions since (i) the CSRC currently has not issued any definitive rules or interpretations currently in effect concerning whether the Transactions are subject to the M&A Rules; and (ii) the PRC Subsidiaries were not established by way of merger with, or acquisition of, PRC domestic companies as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules would be interpreted and implemented.

(2) SAFE Rules Compliance. To our best knowledge after due and reasonable inquiries, none of the Company’s individual shareholder is, or shall be deemed, a PRC resident under the SAFE Rules. As such, the aforesaid individual shareholders are not required to complete the relevant registration or any other applicable procedures as required by the SAFE Rules.

(3) Cybersecurity Review Compliance. According to our interview with, and as confirmed by, the China Cybersecurity Review Technology and Certification Center (“中国网络安全审查技术与认证中心”in Chinese), as (a) the PRC Subsidiaries do not fall with the scope of the online platform operators who control more than one million users’ personal information under the Measures for Cybersecurity Review, and (b) the Company is primarily engaged in the paper-based inner and outer packaging products manufacturing, the Company is not required to apply for a cybersecurity review in connection with the Transactions.

(4) Enforceability of Civil Procedures. We have advised the Company that there is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

We have further advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws and regulations based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or the Company’s directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against the Company in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against the Company in the PRC in accordance with PRC laws because the Company is incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding the ordinary shares of the Company, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

(5) Taxation. The statements set forth under the caption “Taxation” in the Registration Statement, insofar as they constitute statements of PRC tax law, are true and accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any tax law other than PRC tax law.

(6) Statements in the Prospectus. The statements in the Prospectus under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds” “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Management”, “Related Party Transactions”, “Regulation”, “Taxation” and “Legal Matters” and elsewhere insofar (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws, are true and accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

II. Qualifications

This Opinion is subject to the following qualifications:

(a)	This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. This Opinion relates only to the PRC Laws in effect on the date hereof , and there is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(b)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm

SCHEDULE I

PRC SUBSIDIARIES

1.	Millennium Printing (Shenzhen) Co., Ltd. (“禧图纸品印刷（深圳）有限公司” in Chinese);

2.	Yee Woo Paper Industry (Shenzhen) Co., Ltd. (“ 怡和纸业（深圳）有限公司” in Chinese)

3.	Millennium (Huizhou) Technology Co., Ltd. (“ 禧图（惠州）科技有限公司” in Chinese)

4.	Huizhou Yimeinuo Industry Co., Ltd. (“ 惠州市伊美诺实业有限公司” in Chinese)

5.	Putian Xiqi Branding Strategy Co., Ltd. (“ 莆田市禧奇品牌策划有限公司” in Chinese)

6.	Millennium Packaging Technology (Huizhou) Co., Ltd. (“ 禧图包装科技（惠州）有限公司” in Chinese)